Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Exhibit 10.7

May 27, 2015

Jonathan Coblentz

Re:	Amended and Restated Offer Letter

Dear Jonathan:

As you know, you are currently employed by Oportun Financial Corporation (formerly Progreso Financiero Holdings, Inc.) (the “Company”) as its Chief Financial Officer pursuant to the terms of an offer letter from the Company dated July 5, 2009 and amendment to that offer letter dated October 5, 2012 (the “Offer Letters”). As discussed, you and the Company hereby agree to amend and restate the Offer Letters. The terms and conditions set forth herein shall become effective as of the date above, and shall supersede and replace the terms and conditions set forth in the Offer Letters.

Position. You shall remain employed as the Company’s Chief Financial Officer, reporting to the Chief Executive Officer. You shall devote your best efforts and full business time, skill and attention to the performance of your duties for the Company.

Cash Compensation. Your current annual salary is $290,000.00, which is payable bi-weekly in accordance with the Company’s regular payroll schedule. Your salary will be reviewed from time-to-time, generally on an annual basis.

Incentive Compensation. You will be eligible to participate in the Company’s annual incentive plan for executive officers that rewards employees for achievement of individual, business unit, and corporate financial and operational goals to be determined by the Compensation Committee of the Company’s Board of Directors (the “Board”). Your target bonus is 65% of your annual base salary, however, the Committee may award a bonus in excess of your target amount (with no maximum amount), in its sole discretion, based upon your individual achievements. You must remain an active employee through the end of any given calendar year in order to earn a bonus for that year and any such bonus will be paid prior to March 15 of the year following the year in which your right to such amount became vested. You will not be eligible for, and will not earn, any bonus (including a prorated bonus) if your employment terminates for any reason before the end of the calendar year.

Benefits. You shall continue to be eligible to participate in the employee benefit plans that are generally made available to the employees of the Company, subject to their terms and conditions.

Paid Time-Off. You shall continue accruing paid sick and vacation days at the rate of 16 business days per year.

Equity. You have already been granted options to purchase 2,483,468 shares of the Company’s common stock, which shall continue to be governed by the terms of the applicable equity plan, grant notices and option agreements.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Severance Benefits. If, at any time, the Company terminates your employment without Cause (as defined herein) or you resign for Good Reason (as defined herein), in each case other than as a result of your death or disability, and provided such termination or resignation constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive severance in the amount equal to six (6) months of your then current base salary, less all applicable withholdings and deductions, paid over such six month period on the schedule described below (the “Salary Continuation”). Additionally, subject to your obligations below, the Company will extend the post-termination exercise period applicable to your then-outstanding stock options until the earliest to occur of (i) eighteen (18) months following your Separation from Service; (ii) the date you breach any obligation under any agreement with the Company; (iii) the original term of the applicable option; or (iv) as set forth in the applicable equity plan (the “Accelerated Vesting”).

All such severance benefits are conditional upon (a) your continuing to comply with your obligations under your Proprietary Information and Inventions Agreement with the Company dated July 20, 2009 (the “PIIA”) during the period of time in which you are receiving the Salary Continuation; (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within sixty (60) days following your Separation from Service; and (c) if you are a member of the Board, your resignation from the Board, to be effective no later than the date of your termination (or such earlier date as requested by the Board).

The Salary Continuation will be paid in equal instalments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your Separation from Service; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.

If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits, other than your rights to the vested portion of your equity and any other rights to which you are entitled under the Company’s benefit programs. In addition, if you are a member of the Board, you shall resign from the Board, to be effective no later than the date of your termination (or such earlier date as requested by the Board).

Change in Control Benefits. You will continue to be eligible for change in control benefits under the Change in Control Agreement between you and the Company dated August 27, 2013 (the    “Change in Control Agreement”), as it may be amended from time to time, subject to the terms and conditions set forth therein.

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

Definitions. For purposes of this letter:

•	“Cause” shall mean any of the following: (i) your gross negligence or willful misconduct in the performance of your duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in material damage to the Company or its subsidiaries; (ii) your willful and habitual neglect of or failure to perform your duties of consulting or employment, which neglect or failure is not cured within thirty (30) days after written notice thereof is received by you; (iii) your commission of any act of fraud or dishonesty with respect to the Company that causes material harm to the Company or is intended to result in substantial personal enrichment; (iv) your failure to cooperate with the Company in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by the Board or the Audit Committee of the Board, which failure is not cured within thirty (30) days after written notice thereof is received by you; (v) your conviction of or plea of guilty or nolo contendere to felony criminal conduct; (vi) your material violation of your PIIA or any similar agreement that you have entered into with the Company; or (vii) your material breach of any obligation or duty under this letter or material violation of any written employment or other written policies that have previously been furnished to you, which breach or violation is not cured within thirty (30) days after written notice thereof is received by you, if such breach or violation is capable of being cured.

•	“Good Reason” shall mean the occurrence of any of the following events or conditions without your written consent: (i) a material diminution in your authority, duties or responsibilities; (ii) a material diminution in your base compensation, unless such a reduction is imposed across-the-board to senior management of the Company; (iii) a material change in the geographic location at which you must perform your duties; or (iv) any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to you under this letter. You must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without your written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you. Any voluntary Separation from Service for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without your written consent. Your voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

Section 409A. It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.

At-Will Employment. Employment with the Company is “at will.” This means that it is not for any specified period of time and can be terminated by you or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that your job duties, title, responsibility and reporting level, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time in the sole discretion of the Company. However, the “at-will” nature of your employment shall remain unchanged during your tenure as an employee of the Company and may not be changed, except in an express writing signed by you and a duly authorized member of the Board.

Company Policies; Proprietary Information Agreement. You are expected to continue complying with the Company’s policies and procedures, personnel and otherwise. Further, you remain subject to the terms of your PIIA.

Agreement to Arbitrate. To ensure the rapid and economical resolution of disputes that may arise under or relate to this letter or your employment relationship, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the performance, enforcement, execution, or interpretation of this Agreement, your employment or the termination of your employment (collectively, “Claims”), shall be resolved to the fullest extent permitted by law, by final, binding, and (to the extent permitted by law) confidential arbitration conducted by JAMS, Inc. (“JAMS”) before a single arbitrator in San Jose, California in accordance with the JAMS Employment Arbitration Rules and Procedures (which are available for review at http://www.jamsadr.com/rules-employment-arbitration/). Claims subject to this arbitration provision shall include, but not be limited to: Claims pursuant to any federal, state or local law or statute, including (without limitation) the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans With Disabilities Act of 1990; the federal Fair Labor Standards Act; the California Fair Employment and Housing Act; and Claims in contract, tort, or common law, including    (without limitation) Claims for breach of contract or other promise, discrimination, harassment, retaliation, wrongful discharge, fraud, misrepresentation, defamation and/or emotional distress; provided, however, that this provision

Confidential Treatment Requested by Oportun Financial Corporation

Pursuant to 17 C.F.R. Section 200.83

shall exclude Claims that by law are not subject to arbitration. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of all Claims and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. The Company shall pay all JAMS fees in excess of the amount of filing and other court-related fees you would have been required to pay if the Claims were asserted in a court of law. You and the Company acknowledge that, by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any Claims through a trial by jury or judge or by administrative proceeding. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Entire Agreement. The terms set forth herein supersede and replace the terms of your Offer Letters and, together with your PIIA and Change in Control Agreement, constitute the entire agreement between you and the Company regarding this subject matter. Any change to the terms of your employment with the Company must be individualized to you in writing and signed by the Company to be effective (except with respect to changes that are reserved herein to the Company’s discretion). This Agreement and the terms of your employment with the Company shall be governed in all respects by the laws of the state of California.

Please confirm your acceptance of these terms by signing and returning the enclosed copy of this letter.

Sincerely,

/s/ Raul Vazquez

Raul Vazquez

Chief Executive Officer

UNDERSTOOD AND AGREED TO:

/s/ Jonathan Coblentz	May 27, 2015
Jonathan Coblentz